FIRST AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 24th day of September, 2007 amends that certain Subadvisory Agreement effective June 27, 2007 (the “Agreement”) among Phoenix Opportunities Trust (the “Fund”), a Delaware statutory trust on behalf of its series Phoenix CA Tax-Exempt Bond Fund, Phoenix Core Bond Fund, Phoenix Money Market Fund, Phoenix Multi-Sector Fixed Income Fund and Phoenix Multi-Sector Short Term Bond Fund (each a “Series”), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the “Adviser”) and Goodwin Capital Advisers, Inc., a New York corporation (the “Subadviser”) as follows:

1.	Phoenix Diversifier PHOLIO, Phoenix Wealth Accumulator PHOLIO, Phoenix Wealth Builder PHOLIO and Phoenix Wealth Guardian PHOLIO are hereby added as additional series to the Agreement.

2.	Schedules C, E and F to the Agreement are hereby deleted and Schedules C, E and F attached hereto are substituted in their place.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

PHOENIX OPPORTUNITIES TRUST

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

PHOENIX INVESTMENT COUNSEL, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

ACCEPTED:

GOODWIN CAPITAL ADVISERS, INC.

By:
Name:	John H. Beers
Title:	Vice President and Secretary

SCHEDULE C

SUBADVISORY FEE

(a) For services provided to the Fund, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b) The fee to be paid to the Subadviser for each Designated Series is to be 50% of the gross management fee as calculated based on the average daily net assets.

SCHEDULE E

FORM OF SUB-CERTIFICATION

To:

Re:	Subadviser’s Form N-CSR and Form N-Q Certification for the [Name of Designated Series].

From:	[Name of Subadviser]

Representations in support of Investment Company Act Rule 30a-2 certifications of Form N-CSR and Form N-Q.

[Name of Designated Series].

In connection with your certification responsibility under Rule 30a-2 and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, I have reviewed the following information presented in the schedule of investments for the period ended [Date of Reporting Period] (the “Report”) which forms part of the N-CSR or N-Q, as applicable, for the Fund.

Schedule of Investments

Our organization has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.

In addition, our organization has:

a.	Designed such internal controls and procedures to ensure that material information is made known to the appropriate groups responsible for servicing the above-mentioned mutual fund.

b.	Evaluated the effectiveness of our internal controls and procedures, as of a date within 90 days prior to the date of this certification and we have concluded that such controls and procedures are effective.

c.	In addition, to the best of my knowledge there has been no fraud, whether, or not material, that involves our organization’s management or other employees who have a significant role in our organization’s control and procedures as they relate to our duties as subadviser to the Designated Series.

I have read the draft of the Report which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such draft of the Report does not, with respect to the Designated Series, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Report.

I have disclosed, based on my most recent evaluation, to the Designated Series’ Chief Accounting Officer:

a.	All significant changes, deficiencies and material weakness, if any, in the design or operation of the Subadviser’s internal controls and procedures which could adversely affect the Registrant’s ability to record, process, summarize and report financial data with respect to the Designated Series in a timely fashion;

b.	Any fraud, whether or not material, that involves the Subadviser’s management or other employees who have a significant role in the Subadviser’s internal controls and procedures for financial reporting.

I certify that to the best of my knowledge:

a.	The Subadviser’s Portfolio Manager(s) has/have complied with the restrictions and reporting requirements of the Code of Ethics (the “Code”). The term Portfolio Manager is as defined in the Code.

b.	The Subadviser has complied with the Prospectus and Statement of Additional Information of the Designated Series and the Policies and Procedures of the Designated Series as adopted by the Designated Series Board of Trustees.

c.	I have no knowledge of any compliance violations except as disclosed in writing to the Phoenix Compliance Department by me or by the Subadviser’s compliance administrator.

d.	The Subadviser has complied with the rules and regulations of the 33 Act and 40 Act, and such other regulations as may apply to the extent those rules and regulations pertain to the responsibilities of the Subadviser with respect to the Designated Series as outlined above.

This certification relates solely to the Designated Series named above and may not be relied upon by any other fund or entity.

The Subadviser does not maintain the official books and records of the above Designated Series. The Subadviser’s records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Designated Series official accounting system. The Subadviser is not responsible for the preparation of the Report.

[Name of Subadviser]	Date
[Name of Authorized Signer]
[Title of Authorized Signer]

SCHEDULE F

DESIGNATED SERIES

Phoenix CA Tax-Exempt Bond Fund

Phoenix Core Bond Fund

Phoenix Diversifier PHOLIO

Phoenix Money Market Fund

Phoenix Multi-Sector Fixed Income Fund

Phoenix Multi-Sector Short Term Bond Fund

Phoenix Wealth Accumulator PHOLIO

Phoenix Wealth Builder PHOLIO

Phoenix Wealth Guardian PHOLIO